NeuroPace Reports First Quarter 2025 Financial Results

Reported record quarterly revenue of $22.5 million in Q1 2025, driven by increasing market demand for core RNS System products

Increased full-year 2025 revenue guidance to $93 to $97 million

On track to announce topline data from the NAUTILUS pivotal study in the second half of 2025

Management scheduled to host a conference call today at 4:30 p.m. ET

Mountain View, Calif. – May 13, 2025 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the first quarter ended March 31, 2025, and provided a corporate update.

Recent Highlights
•Revenue grew 24% year-over-year to $22.5 million in the first quarter of 2025
•RNS System revenue grew 26% year-over-year in the first quarter of 2025, or 29% when excluding revenue from implants in the NAUTILUS study in the first quarter of 2024
•Delivered strong gross margin of 77.0% in the first quarter of 2025, exceeding the top end of the Company's full year guidance range
•Demonstrated ongoing operating leverage with operating expenses growing 8% year-over-year despite the increase in revenue in the first quarter of 2025
•Built on Project CARE momentum with an increase in the total implants and referrals compared with the fourth quarter of 2024
•Presented positive 3-year data from the ongoing Post-Approval Study of the RNS System in adults with drug-resistant focal epilepsy that demonstrate best-in-class efficacy results, which showed an 82% median reduction in seizures at three years and 42% of patients remaining seizure free for 6+ months
•Announced a strategic refocusing of the Company's product portfolio on its core RNS System product line, along with the decision to terminate its distribution relationship for SEEG products, which will begin winding down in the fourth quarter of 2025 and continue through the first quarter of 2026.

“We are encouraged by the continued strength of our commercial execution to start 2025, with revenue growth driven by an expanding base of prescribing physicians and increasing traction from our Project CARE initiative. Equipped with compelling new real-world data validating the efficacy of RNS therapy, we are building greater awareness among clinicians and accelerating adoption across both Level 4 CECs and the broader community,” said Joel Becker, Chief Executive Officer of NeuroPace. “We have several ongoing clinical, market and product development programs that we anticipate will allow us to expand into the drug-resistant idiopathic generalized and pediatric focal epilepsy patient populations as new indications and launch the differentiated software products in our AI pipeline. As we execute our long-range plan, we remain focused on increasing access to RNS therapy, delivering operating leverage, advancing product development, and positioning the Company for sustained revenue growth and long-term value creation.”

First Quarter 2025 Financial Results
Total revenue in the first quarter of 2025 grew 24% to $22.5 million, compared with $18.1 million in the first quarter of 2024. RNS System revenue grew 29% when excluding revenue from implants in the NAUTILUS study in the first quarter of 2024. The Company’s revenue growth was primarily driven by increased sales of the RNS System. The Company also continued to generate meaningful revenue from sales of SEEG products.

Gross margin for the first quarter of 2025 was 77.0%, compared with 73.6% in the first quarter of 2024, exceeding the Company's full year 2025 gross margin guidance range of 73% - 75%.

Total operating expenses in the first quarter of 2025 were $22.5 million, compared with $20.9 million in the same period of the prior year. The increase in operating expenses was due to R&D expense, as the Company invests in building its product pipeline, including its next generation device platform and AI-powered software, to support near-term accelerated revenue growth. R&D expense in the first quarter of 2025 was $7.4 million, compared with $5.8 million in the first quarter of 2024. SG&A expense in the first quarter of 2025 was $15.0 million, compared with $15.1 million in the prior year period. This decrease was primarily due to a decrease in general and administrative expenses partially offset by an increase in sales and marketing expenses.

Loss from operations was $5.1 million in the first quarter of 2025, compared with $7.5 million in the prior year period. Net loss was $6.6 million for the first quarter of 2025 compared with $8.9 million in the first quarter of 2024.

The Company’s cash, cash equivalents and short-term investments balance as of March 31, 2025, was $66.3 million compared with $52.8 million at the end of the prior quarter. Long-term borrowings totaled $59.8 million as of March 31, 2025.

Full Year 2025 Financial Guidance
•Increased total revenue guidance for full year 2025 to $93 million - $97 million, representing growth of 16% - 21% versus $79.9 million in 2024
•Gross margin to range between 73% and 75%
•Total operating expenses to range between $92 million and $95 million, including approximately $11 million in stock-based compensation, a noncash expense

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the first quarter 2025 financial results after market close on Tuesday, May 13, 2025, at 4:30 P.M. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at https://viavid.webcasts.com/starthere.jsp?ei=1714322&tp_key=7803e1386b. Individuals interested in participating in the call via telephone may access the call by dialing +1-877-407-3982 and referencing Conference ID 13752958. The webcast will be archived on the Company's investor relations website at https://investors.neuropace.com/news-and-events/events and will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding: NeuroPace’s expectations, forecasts and beliefs with respect to patient populations and indication expansion for its RNS System and its software, technology and other product development efforts; increasing awareness among clinicians and accelerating adoption rates in Level 4 centers and the community; anticipated wind-down activities related to the planned expiration of the DIXI Medical distribution agreement; NeuroPace’s ability to maintain the gross margin for its RNS System at historical rates; NeuroPace’s ability to execute on its long-range revenue growth, including with respect to sustained revenue growth and long-term value creation; NeuroPace’s anticipated revenue, gross margin and operating expenses for the year ending 2025. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: actual operating results may differ significantly from any guidance provided; uncertainties related to market acceptance and adoption of NeuroPace’s RNS System and impacts to NeuroPace’s revenue for 2025 and in the future; risks that NeuroPace’s operating expenses could be higher than anticipated and that it could use its cash resources sooner than expected; risks that NeuroPace’s gross margin may be lower than forecast; risks related to the pricing of the RNS System and availability of adequate reimbursement for the procedures to implant the RNS System and for clinicians to provide ongoing care for patients treated with the RNS System; risks related to regulatory compliance and expectations for regulatory submissions and approvals to expand the market for NeuroPace’s RNS System; risks related to product development, including risks related to the development of AI-powered software and next generation device platform projects; risks related to NeuroPace’s reliance on contractors and other third parties, including single-source suppliers and vendors; and other important factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 4, 2025, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Jeremy Feffer
Managing Director
LifeSci Advisors
jfeffer@lifesciadvisors.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2025	2024
Revenue	$22,524	$18,124
Cost of goods sold	5,182	4,781
Gross profit	17,342	13,343
Operating expenses
Research and development	7,440	5,784
Selling, general and administrative	15,049	15,104
Total operating expenses	22,489	20,888
Loss from operations	(5,147)	(7,545)
Interest income	793	827
Interest expense	(2,153)	(2,258)
Other income (expense), net	(82)	51
Net loss and comprehensive loss	$(6,589)	$(8,925)
Net loss per share attributable to common stockholders, basic and diluted	$(0.21)	$(0.32)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	31,480,911	28,285,176

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	March 31,	December 31,
(in thousands, except share and per share amounts)	2025	2024
Assets
Current assets
Cash and cash equivalents	$27,019	$13,430
Short-term investments	39,243	39,325
Accounts receivable	15,435	12,851
Inventory	13,580	13,381
Prepaid expenses and other current assets	2,201	2,352
Total current assets	97,478	81,339
Property and equipment, net	1,160	1,052
Operating lease right-of-use asset	11,430	11,843
Restricted cash	122	122
Deferred offering costs	—	276
Other assets	15	15
Total assets	$110,205	$94,647
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,046	$2,954
Accrued liabilities	8,058	9,787
Operating lease liability	1,923	1,860
Deferred revenue	680	555
Total current liabilities	14,707	15,156
Long-term debt	59,788	59,525
Operating lease liability, net of current portion	11,441	11,953
Total liabilities	85,936	86,634
Stockholders’ equity
Common stock, $0.001 par value	33	30
Additional paid-in capital	561,775	538,933
Accumulated deficit	(537,539)	(530,950)
Total stockholders’ equity	24,269	8,013
Total liabilities and stockholders’ equity	$110,205	$94,647